NSAR ITEM 77O
May 1, 2001 - October 31, 2001
VK Strategic Sector Municipal Income
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            City of.      Piper Jaffrey    5,000    1.16 %       8/16/01
                 Houston


Underwriters for #1
U.S. Bancorp Piper Jaffrey
Morgan Stanley
Loop Capital Markets
Banc of America Securities LLC
A. G. Edwards & Sons, Inc.
Salomon Smith Barney Inc.
Apex Pryor Securities, a division of Rice Financial Products
SWS SECURITIES
The Chapman Company